SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

October 16, 2009

All State Properties Holdings, Inc.
6465 N. Quail Hollow Rd., Suite 200
Memphis, TN 38120-1417

Dear Sir:

Within the preceding twenty four (24) hours, we have become aware that on or about October 13, 2009 you filed with the Securities and Exchange Commission ("SEC") your form 10K for the year ending June 30, 2009, respectively and in violation of Regulation S-K.

You must contact the SEC regarding this matter within the next Five (5) Business days and provide us with a copy of that communication. Failing to do so will leave us with no alternative but to contact the SEC directly ourselves. Furthermore, we believe a Form 8-K for non-reliance should be filed.

Assuming you comply with the above you should plan to file an amended form 10K as soon as possible. Due to our recent unexpected move of offices we had limited recourses but we will make every effort to complete the audit as expeditiously as possible.

Very truly yours,

Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada

50 South Jones Blvd., Suite 202, Las Vegas, NV 89107 Toll Free: 888-727-8251 Fax: 888-782-2351